CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
(In thousands, except per share data)


                                          PRIMARY
                          Quarter Ended     Nine Months Ended
                          Sept 30, Sept 24, Sept 30, Sept 24,
                           1995     1994     1995     1994
Earnings


Net earnings             $ 8,077  $10,224  $33,331  $39,089



Shares


Weighted average shares
  outstanding             48,051   50,599   48,038   51,037
Common stock equivalents     267      444      415      617


Average shares outstanding48,318   51,043   48,453   51,654



Per share


Net earnings             $  0.17  $  0.20  $  0.69  $  0.76


                                          FULLY DILUTED
                          Quarter Ended     Nine Months Ended
                          Sept 30, Sept 24, Sept 30, Sept 24,
                           1995     1994     1995     1994

Earnings


Net earnings             $ 8,077  $10,224  $33,331  $39,089



Shares


Weighted average shares
  outstanding             48,051   50,599   48,038   51,037
Common stock equivalents     292      460      478      671


Average shares outstanding48,343   51,059   48,516   51,708



Per share


Net earnings             $  0.17  $  0.20  $  0.69  $  0.76